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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 14, 2002


                             HAWAIIAN AIRLINES, INC.
               (Exact name of registrant as specified in charter)


           HAWAII                          1-8836                     99-0042880
(State or other jurisdiction      (Commission file number)           (IRS Employer
     of incorporation)                                          identification number)


      3375 KOAPAKA ST., SUITE G350                                96819-1869
            HONOLULU, HAWAII                                      (Zip code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (808) 835-3700




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ITEM 5.  OTHER EVENTS

         On February 14, 2002, TurnWorks Acquisition III, Inc. ("HOLDCO") and its subsidiaries filed a Registration Statement on Form S-4 ("FORM S-4") with the Securities and Exchange Commission with respect to the merger involving Hawaiian Airlines, Inc. ("HAWAIIAN"), Aloha Airgroup, Inc. ("ALOHA") and Holdco pursuant to the Agreement and Plan of Merger, dated as of December 19, 2001, among Hawaiian, Aloha, Holdco and TurnWorks, Inc.

         In the Joint Proxy Statement/Prospectus, which is a part of the Form S-4, Hawaiian included the following information with respect to recent developments:

         "As a result of the September 11, 2001 terrorist attacks and the impact on reduced travel demand, during the quarter ended December 31, 2001, Hawaiian reduced its total capacity by approximately 17.0% and its interisland capacity by approximately 25.0%, in each case as measured by available seat miles and compared to the quarter ended December 31, 2000. The total number of passengers carried by Hawaiian during the quarter ended December 31, 2001 declined by approximately 12.0%, as compared to the quarter ended December 31, 2000. For the same quarterly year-over-year period the number of interisland passengers declined by approximately 13%. As a result of the reduced level of operations, Hawaiian furloughed approximately 12.0% of its total workforce during the quarter ended December 31, 2001.

         "In addition to the reductions in its operations described above, Hawaiian has incurred significant additional expenses since September 11, 2001. During the quarter ended December 31, 2001, Hawaiian has experienced increased security screening costs that it expects to continue incurring for an indefinite period of time, and the annual costs of its aviation insurance program, commencing with the fourth quarter of 2001, have increased by approximately $9.0 million, or 240.0%. However, as a result of lower fuel prices in the quarter ended December 31, 2001, and reduced fuel consumption resulting from the significant reduction in capacity and the introduction of more fuel efficient new aircraft, Hawaiian expects that its fuel expenses for the quarter ended December 31, 2001 will decreased by approximately $15 million, or 35%, compared to the same period in 2000.

         "Excluding approximately $22 million of federal financial assistance recorded during the fourth quarter of 2001, Hawaiian estimates that it experienced operating losses of between $12.0 and $17.0 million during the quarter ended December 31, 2001, as compared to operating losses of $17.9 million during the quarter ended December 31, 2000. During the quarter ended December 31, 2000, Hawaiian recorded restructuring charges of $2.1 million and a loss on assets held for sale of $7.6 million; excluding these one-time charges, the operating loss for the fourth quarter ended 2000 would have been $8.2 million. Hawaiian's total and interisland load factors during the quarter ended December 31, 2001 were approximately 79.5% and 64.7%, respectively, compared to break-even total and interisland load factors for such period of approximately 88% and 76%, respectively.

         "In addition, after adjusting for federal financial assistance and deferred federal transportation taxes, Hawaiian did not generate positive cash flow during the quarter ended December 31, 2001. Although its current average daily cash flow from operations has improved

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to some extent since September 11, 2001, its negative daily cash flow from operations, excluding the impact of federal financial assistance and deferred federal transportation taxes, was between $75,000 and $100,000 during the quarter ended December 31, 2001. Hawaiian's unrestricted cash balance at December 31, 2001 was approximately $103 million, including approximately $25.0 million in federal financial assistance received from September 2001 through December 2001 and taking into account the fact that approximately $10.0 million of federal transportation taxes were deferred with the consent of the federal government. Hawaiian also had restricted cash of approximately $26.0 million at December 31, 2001, which represented an escrow deposit held by a credit card processor. At December 31, 2000, Hawaiian had unrestricted cash of $67.8 million and no amounts held in escrow as restricted cash. On January 10, 2002, Hawaiian received a notice of acceleration from one of its lenders with respect to a loan in the amount of approximately $2.3 million. The lender claims that a default exists under the loan because of a late payment made by Hawaiian two days after the applicable cure period. The loan is secured by a DC-9 aircraft that has been retired from service. Hawaiian is exploring it options with respect to the alleged default. In addition to making the late payment of $70,000, Hawaiian has continued, and intends to continue, to make its monthly payments of $70,000 under the loan. The acceleration of the loan resulted in a cross default under Hawaiian's CIT Group/Business Credit Inc. credit facility. Hawaiian has notified CIT of the cross default and expects that this default will be waived. In addition, based on preliminary financial statements for the year ended December 31, 2001, Hawaiian would not be in compliance with a specified financial covenant in the CIT credit facility. Hawaiian is currently negotiating a waiver of this financial covenant, and expects to receive this waiver before the financial statements are finalized. However, there can be no assurance that these waivers will be obtained. Aggregate loans and letters of credit outstanding as of December 31, 2001 under the CIT credit facility were $2.5 million and $1.0 million, respectively. If Hawaiian does not resolve the alleged default or obtain the waivers from CIT, there could be an adverse effect on Hawaiian's liquidity.

         "During the quarter ended December 31, 2001, Hawaiian took delivery of three new Boeing 717-200 aircraft, completing the delivery in 2001 of a fleet of 13 Boeing 717-200 aircraft, which are utilized exclusively on Hawaiian's interisland routes. This fleet of new aircraft replaced a fleet of 15 aged DC-9-50 aircraft which were previously utilized on the interisland routes and which have now been retired from service.

         "Also during the fourth quarter of 2001, Hawaiian took delivery of three new Boeing 767-300ER aircraft that have been introduced in Hawaiian's transpacific routes, replacing three aged DC-10 aircraft that have been returned to lessors. Subject to the fleet rationalization plan of the Company after the merger, Hawaiian expects to expand its fleet of Boeing 767-300ER aircraft though mid-2003 to a total of 16 aircraft, which would replace its entire DC-10 fleet on its transpacific and south pacific routes. For additional information, please refer to "Business of Hawaiian--Aircraft."

         "The trends evidenced during the quarter ended December 31, 2001 may continue to affect Hawaiian to an extent that cannot yet be fully measured. However, Hawaiian anticipates that it may have operating losses during the current quarter and does not expect to meet its break-even total and interisland load factors during the current quarter.

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         "As discussed in more detail under "Industry Overview--Extraordinary
Events," Hawaiian is unable to estimate the full impact on it of the terrorist attacks of September 11, 2001. Hawaiian is also unable to predict the full effect of subsequent events that may adversely affect the entire airline industry, including related vendors and suppliers, and which may result in increased costs caused by several factors, including additional security requirements and increased government oversight. Total airline industry traffic and operations efficiencies have been severely impacted by the events of September 11, 2001, and it is not possible to project the length of time and the future economic impact on the industry of recovering from these events and the extent to which Hawaiian will follow the industry pattern."

                                  *  *  *

         After the Form S-4 was filed, Hawaiian obtained a waiver and amendment letter from CIT. In the letter, CIT waived the cross default and the non-compliance with the specified financial covenant, subject to Hawaiian replacing or collateralizing the $1.0 million letter of credit by February 15, 2002. On February 15, 2002, Hawaiian replaced the letter of credit with a $1.0 million letter of credit from another financial institution. In addition, CIT extended the final maturity of the credit facility to April 30, 2002 and reduced the amount available under the credit facility from $4.1 million to $2.7 million through April 30, 2002.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HAWAIIAN AIRLINES, INC.

Date:  February 15, 2002           BY:  /s/ Christine R. Deister
                                        --------------------------------
                                        Christine R. Deister
                                        Executive Vice President and
                                        Chief Financial Officer